EXHIBIT 10.56

SUMMARY OF THE DEFERRED BONUS PLAN

The following summary sets forth the material terms of the Deferred Bonus Plan.

POLICY

As a part of Corporate Compensation, Pinnacle Entertainment, Inc. (the “Company”) created a Deferred Bonus Plan. The Deferred Bonus Plan purpose is to encourage loyalty and motivate corporate employees to continue strong performance for the years ahead. Typically, bonus compensation structure reflects the performance of the individual and/or individual’s department. The overall intent is to create loyalty, particularly as an employee begins to have overlapping deferrals. A decision to leave the Company becomes also a decision to forego a potentially significant payment.

PROVISIONS

1.	General

a.	The corporate Deferred Bonus Plan is only for executives and corporate employees. A portion of each person’s bonus will be deferred and paid over three years, one-third on each anniversary of such year’s bonus payment date.

2.	Guidelines

a.	The employee must be an employee in good standing on each anniversary date to receive the deferred amount.

b.	The employee will be eligible to receive a bonus if hired before November (two months) prior to the bonus process. Typically, Pinnacle Entertainment, Inc. distributes bonuses in early January. This does not include corporate hires that have a guarantee hiring bonus/sign contract.

c.	Employees who are 65 or older will receive the deferred amounts on the anniversary dates so long as such individuals are not terminated for cause. Therefore, employees who are 65 or older can retire or otherwise leave their employment with the Company on good terms and will receive the deferred amounts as scheduled.

d.	Deferred amounts will be paid in full immediately in the events of: death, permanent disability and change of control.

e.	Deferred amounts will not earn interest and are subordinated to indebtedness of the Company.

f.	Deferred amounts cannot be borrowed against or pledged as collateral. There are no provisions permitting access to deferred amounts in hardship cases, as is sometime permitted under 401 K or similar programs.

g.	There is no guarantee of employment associated with any deferred compensation.

PROCEDURES

NONE

EXCEPTIONS

NONE